Exhibit 23.1

The reverse share split described in Note 1 to the audited consolidated financial statements has not been consummated at January 24, 2014. When it has been consummated, we expect to be in position to furnish the following consent.

/s/ PricewaterhouseCoopers Accountants N.V.
Utrecht, The Netherlands
January 24, 2014

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of uniQure B.V. of our report dated October 25, 2013 relating to the financial statements of uniQure B.V., which appears in such registration statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Utrecht, The Netherlands”